Exhibit B

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree that the Statement on Schedule 13D to which this exhibit is attached is filed on behalf of each of them.

Date: December 3, 2013

JSC “INTER RAO Capital”

/s/ Marat A. Khanafeev
Name: Marat A. Khanafeev
Title: General Director

JSC “INTER RAO”

/s/ Ilnar I. Mirsiyapov
Name: Ilnar I. Mirsiyapov
Title: Member of the Management Board